Exhibit 10.16
                            LEASE AGREEMENT

         THIS AGREEMENT entered into as of the 17th day of May, 1994, by and between HARBIN GROUP, L.P., a Tennessee limited partnership, which will hereinafter be designated as Lessor, and RND, INC., a Colorado corporation, which will hereinafter be designated as Lessee, WITNESSETH:

          1. Lease of Premises. For and in consideration of the rent reserved and the covenants herein, and subject to the conditions, Lessor leases to Lessee, and Lessee leases from Lessor premises located at U.S. Highway 78 and Tuggle Road, Memphis, Shelby County, Tennessee, legally described as follows:

         See legal description attached hereto as Exhibit "A" and incorporated herein by reference, and consisting of approximately a 16.74 acre site with approximately 365,910 square feet of building space to be used for the purposes hereinafter set forth.

         2. Term. The term of this Lease shall commence on a date (the "Commencement Date"), which shall be the earlier of (i) the first day of the month following the date Lessor delivers a certificate of occupancy for the premises to Lessee and notifies Lessee in writing that Lessor has completed the premises pursuant to the plans and specifications attached hereto as Exhibit "B" and incorporated herein by reference, and generally in conformance with the letter of intent ("Letter of Intent"), as revised, dated February 3, 1994, attached hereto as Exhibit "E," subject to subsequent revisions or modifications due to additional improvements, actual project cost or otherwise; or (ii) December 1, 1994, and ending 120 months thereafter ("Termination Date"). Lessor and Lessee hereby agree that the Commencement Date shall be evidenced by a Commencement Date Agreement in the form attached as Exhibit "C." Taking of possession by Lessee shall be deemed conclusively to establish that said buildings and other improvements as occupied by Lessee are in good and satisfactory condition as of and when possession was taken, except for any "punch list" items specified by Lessee and agreed to by Lessor which Lessor will use its best efforts to complete within thirty (30) days of Lessee's occupancy. Lessee may occupy the premises in whole or in part prior to the Commencement Date at no charge, provided such occupation does not interfere with Lessor's completion of the remainder of the improvements. Subject to force majeure provisions as hereinafter provided, in the event Lessor fails to fulfill said covenants through no fault of Lessee, Lessor shall be allowed such additional time as may be necessary to complete said improvements so long as Lessor is diligently working to complete the same; provided, however, should Lessor fail to deliver the premises to Lessee prior to February 1, 1995, Lessor shall pay to Lessee the actual charges incurred by Lessee under that certain Temporary Lease Agreement by and between Belz Enterprises, Inc., as lessor, and RND, Inc., as lessee, for approximately 223,000 square feet of warehouse space located on Steele
Road, Shelby County, Tennessee, for the period of occupancy, if any, after March 1, 1995. Such charges shall not exceed $46,460.00 per month. Lessee shall obtain Lessor's written consent to extend the above-referenced Temporary Lease Agreement beyond March 1, 1995, such consent not being unreasonably withheld by Lessor.

          3.  Rent.

          A. For the term of the Lease, Lessee shall pay, in equal monthly installments, to Lessor rent for the premises, in advance without demand, deduction or set off for the entire term hereof as follows:

         Year                       Per Year                      Per Month

         1                       $1,079,435.00                   $ 89,953.00
         2                       $1,079,435.00                   $ 89,953.00
         3                       $1,079,435.00                   $ 89,953.00
         4                       $1,079,435.00                   $ 89,953.00
         5                       $1,079,435.00                   $ 89,953.00
         6                       $1,187,378.00                   $ 98,948.00
         7                       $1,187,378.00                   $ 98,948.00
         8                       $1,187,378.00                   $ 98,948.00
         9                       $1,187,378.00                   $ 98,948.00
         10                      $1,187,378.00                   $ 98,948.00

         The first such monthly installment shall be due and payable on or before the first day of each calendar month succeeding the Commencement Date recited above during the hereby demised term, except that the rental payment for any fractional calendar month at the commencement or end of the lease period shall be prorated.

         B. Provided there is no default then existing under the Lease, Lessee shall have the right to renew for one additional five (5) year period by providing written notice of its intention to renew at least six
(6) months prior to the end of the initial term of this Lease. In the event of renewal, all terms of this Lease shall remain the same except for the rent which shall be $113,790.00 per month for the extended term.

         C. It is the purpose and intent of Lessor and Lessee that the rent payable by Lessee hereunder shall be absolutely net to Lessor so that this Lease shall yield net, to Lessor, the rent specified herein, and that, subject to any warranties of construction from the general contractor, Rentenbach Constructors, Inc. ("Rentenbach") all costs, expenses, or obligations relating to the Premises and its maintenance and repair shall be paid by Lessee. Lessor shall take all actions on Lessee's behalf which are reasonably necessary to enforce all such warranties of construction from Rentenbach Constructors, Inc., in the event Rentenbach fails or refuses to comply with Lessee's reasonable request to perform under said warranties. Such costs, expenses and obligations shall include, without limitation, costs and expenses associated with the maintenance and operation of any buildings located on the premises, repair costs, electricity, fuel, water, sewer, gas, security, window washing, janitorial services, trash and snow removal, landscaping, pest control, management fees, supplies, replacements or other expenses for maintaining, operating and repairing the building, real and personal property taxes, and insurance premiums. In the event Lessor receives any tax bills or other statement for charges, assessments or other expenses related to the premises, Lessor shall send these bills or statements to Lessee which shall promptly discharge, pay and satisfy the same before they become delinquent;
provided, however, Lessee may contest in good faith any such bill or statement provided such contest and failure to pay any such bill or statement will not cause a lien to be placed on the premises unless such lien is immediately discharged or bonded in accordance with applicable law, or as reasonably required by Lessor's lender holding a deed of trust on the premises. In the event Lessee fails to pay any such bill, statement or charges, or take proper measures to contest the same as aforesaid, subject to said bonding obligations to prevent any lien from being placed on the premises, within thirty (30) days after receipt of same, either from Lessor or the party seeking to collect same, the same shall constitute an event of default hereunder.

          D. Lessee shall be entitled to a moving allowance of $100,000.00 due and payable by Lessor to Lessee in good funds upon the Commencement Date.

          4.  Use of Premises.

          A. It is agreed that during the term of this Lease and its extensions, said premises shall be used for the operation of Lessee's business as a wholesale establishment and all uses incident thereto as a business engaged in the sale of commodities in quantity, usually for resale or business use, chiefly to retailers, other businesses, industries, and institutions, and any other use allowable by applicable law including without limitation applicable zoning laws.

          B. Lessee will not do, or permit anything to be done, in, upon, or about the leased premises that increases the fire hazard beyond that which will exist by reason of the ordinary use or occupancy of the premises set out above. Lessee will not do or permit to be done anything which will make uninsurable the leased premises or any part thereof.

         C. Lessee will not do or permit to be done anything in, about, or upon the leased premises; that conflicts with the federal, state and municipal laws, or the regulations of the local fire department or board of health; that creates a nuisance; or that is dangerous to persons or property.

         D. In addition to Lessee's covenants, undertakings, and agreements set forth in this Lease, Lessee further agrees and covenants that it will, in connection with Lessee's use, operation, and occupancy of the Premises, fully and promptly comply with all applicable local, state, and federal environmental laws, regulations, rules, guidelines, ordinances, and administrative or judicial orders and rulings, relating to the generation, recycling, use, reuse, sale, storage, handling, transport, treatment, and disposal of any Hazardous Materials ("Applicable Laws"). Lessee further undertakes and agrees to indemnify and hold Lessor and its partners, agents, employees, and affiliates harmless from and against any and all claims, demands, losses, liens, liabilities, penalties, fines, suits, investigations, regulatory proceedings and other proceedings, and all costs and expenses (including but not limited to attorneys' fees), incurred in connection therewith arising directly or indirectly from or out of, or in any way connected with (1) the use or possession of any Hazardous Materials on or about the premises at any time by Lessee, its officers, agents, servants, employees, or contractors; or (2) any violation or alleged violation of Applicable Laws by Lessee, its officers, agents, servants, employees or contractors. Lessee further agrees that the indemnity provided herein shall survive the expiration or other termination of this Lease and any retaking of possession of the premises by Lessor resulting from any default by Lessee, or otherwise. As used herein, the term "Hazardous Materials" means any chemical, material, or substance to which exposure is prohibited, limited or regulated by any federal, state, or local authority or which, even if not so regulated, is known or believed by competent medical authority, to pose a hazard to health and safety, and includes (but is not limited to) any substance and materials defined or designated as "hazardous substances," "hazardous materials," or "toxic substances" under Applicable Laws. Lessor represents and warrants that to the best of its knowledge, information and belief including, without limitation, knowledge based upon the environmental audit dated September
30, 1991, prepared by Certified Engineering and Testing Co., Inc., the premises is in full compliance with Applicable Laws free and clear of any Hazardous Materials as of the Commencement Date. Lessor agrees to indemnify and hold Lessee harmless from and against all claims, liabilities, losses, damages, and costs which Lessee may sustain by reason of Lessor's violation of the foregoing representation and warranty.

         5. Assignment and Subletting. This Lease shall not be assigned or any part of the leased premises sublet without the written consent of Lessor, which consent shall not be unreasonably withheld. The intended use of the sublessee or assignee shall not be, as long as such use is reasonable, ground for Lessor to withhold consent. If Lessor consents to an assignment or subletting, Lessee shall remain liable for payment of the specified rental and the due performance of all agreements and conditions herein.

         6. Transfer. Lessor's interest in this Lease shall pass to vest in Lessor's heirs, devisees, successors, and assignees.

         7. Construction, Alterations, and Improvements. Lessee will not make any alterations, changes or improvements that will affect the integrity of the property without the prior written consent of Lessor, which consent shall not be unreasonably withheld. The cost of any alterations or improvements hereto shall be paid by Lessee. The right is specifically reserved to Lessee to remove all equipment or fixtures owned by Lessee and placed on the premises at the termination of this Lease or any extension thereof, provided, however, that at such time all rental payments due Lessee are paid in full and further provided, however, that Lessee shall repair all damage caused by such removal and restore the premises to the same condition existing on the Commencement Date, ordinary wear and tear accepted.

         8.  Repair and Maintenance.

         A. Because it is the intent of the parties that the rent payable by Lessee shall be absolutely net to Lessor as aforesaid, Lessor shall not be required to make any improvements or repairs to the premises, provided, however, Rentenbach will provide a standard one (1) year warranty for all construction performed on the premises, and an additional warranty limited to the structure, foundation, concrete slab, structural frame, roof deck (metal), and all exterior walls for a period of twenty-four (24) months from the date of occupancy. Lessor shall take all action on Lessee's behalf which are reasonably necessary to enforce all such warranties of construction from Rentenbach in the event Rentenbach fails or refuses to comply with Lessee's reasonable request to perform under said warranties.

         B. Other than as set forth above, Lessee shall be responsible for all repairs and maintenance to all items related to the premises, including without limitation, those that would normally be associated with the day-to-day occupancy of the property, including non-structural items such as windows, doors and floor coverings. Lessee shall return the premises to Lessor at the termination of this Lease in good condition, ordinary wear and tear excepted.

         9. Utilities. Lessee shall pay all utility bills and all garbage and waste removal and all janitorial service.

         10. Signs. It is understood and agreed by Lessor that Lessee shall install, or have installed, on the demised premises a sign advertising the business of Lessee, such sign to be of such size, type and in such location as shall be reasonably acceptable to Lessor and its lender, which consent shall not be unreasonably withheld. Lessor does hereby acknowledge that Lessor acquires no rights or interest by reason of this agreement in any trademarks, patent rights or service mark rights existing or applied for or which may be applied for in the future in connection with said sign. The sign shall at all times be deemed personal property and shall not be by any reason of attachment or connection with a realty become or be deemed a fixture or appurtenance to such realty and shall at all times be severable therefrom, free from any claim or any right of Lessor. Upon termination of this leasehold, or any extension thereof, for any cause, Lessee shall remove the sign from the premises where installed and Lessor agrees to surrender and deliver possession thereof. Lessee agrees not to erect or to maintain any such sign in violation of any law, ordinance, rule, or regulation of any government, nor to create a nuisance thereby. Upon termination of this Lease, Lessee will remove any sign, advertisement, or notice painted on or affixed to the leased premises, and restore the place it occupied to the condition which existed as of the date this Lease takes effect, ordinary wear and tear excepted.

         11.  Insurance.

         A. Lessee, at its own cost and expense shall keep all buildings, improvements on, in, or appurtenant to the demised premises at the commencement of the term, and thereafter erected thereon, or therein, including alterations, replacements, and improvements, insured for the benefit of Lessor and Lessee against loss or damage by fire, casualty, and all available extended coverage or other hazards, including earthquake insurance, and similar insurance as may, from time to time, be reasonably required (but in any event only such insurance as is normally required for other similar properties in this area of similar type and use), in a sum not less than the full insurable value thereof based on a value of $29.45 per rentable square foot. Lessee covenants to pay all insurance premiums when and as the same become due.

         B. Lessee covenants to provide on or before the commencement of the term of this Lease at its sole cost and expense, and to keep in force during the term, comprehensive public liability policy of insurance protecting Lessor and Lessee against any liability for injury to persons and/or property occurring in, or on or about the demised premises, or any appurtenances thereto. Lessee covenants to carry such insurance in a solvent company or companies of recognized standing, reasonably acceptable to Lessor and licensed to do business in the state of Tennessee, in an amount no less than $1,000,000 in respect to any one person; in an amount no less than $5,000,000 in respect to any one accident; and in an amount no less than $150,000 in respect to property damage; which policy will be written for the use and benefit of Lessor and Lessee, with Lessor and Lessee being insured. Lessee shall provide Lessor with a copy of certificate of all insurance policies above referred to, and evidence of payment therefor.

         C. All said policies shall provide for advance notice to Lessor at least thirty (30) days prior to any proposed cancellation or alteration of any policy. To the extent each may do so without invalidating any insurance policy of either Lessor or Lessee each party waives any and all rights of recovery against the other or any officer, employee, agent or representative thereof, for any loss or damage where, and to the extent that, such party is insured against under any insurance policy in force at the time of the loss or damage. Lessor and Lessee shall notify their respective insurance carriers of the foregoing mutual waiver of subrogation.

         D. It is understood and agreed that the premises will be encumbered by a deed of trust from Lessor for the benefit of a lender of Lessor's choosing (the "Bank"), and that the deed of trust will require Lessor to provide and maintain certain policies of insurance as set forth therein. Because this Lease is subject to said deed of trust and is net to Lessor as aforesaid, Lessee agrees to comply with all reasonable applicable provisions of said deed of trust concerning insurance, including, without limitation, inclusion of a standard non-contributory mortgagee clause (but in any event only such insurance as is normally required for other similar properties in this area of similar type and use), with a lender's loss payable endorsement for the benefit of the Bank acceptable in the state of Tennessee and reasonably acceptable to the Bank.

         12. Fire and Other Damage.

         A. If the buildings situated upon the premises should be damaged or destroyed by fire, tornado or other casualty, Lessee shall give immediate written notice thereof to Lessor. If during the term of this Lease the said premises is so damaged by fire or other casualty as to be rendered untenantable for the use described herein, rent shall abate for the period during which the premises is untenantable and, if the repair of such damage shall not be commenced by Lessor within sixty (60) days from the date of such casualty and completed within one hundred twenty (120) days after commencement of construction, subject to force majeure as hereinafter provided, it shall be optional with either party hereto by written notice to the other given not later than one hundred fifty (150) days, but in any event prior to the commencement of restoration, after said fire or other casualty to terminate this Lease as of the date of such damage, and in case of such termination, the rent shall be paid only to the date of such fire or other casualty and this Lease shall be cancelled as of that date.

         In the event the premises is so damaged by fire or other casualty as to be rendered untenantable for the use described herein and Lessee makes available to Lessor such funds as are necessary to repair the premises, notwithstanding the preceding paragraph, Lessor shall commence such repairs within ten (10) days after such funds are made available by Lessee, provided the Bank has not elected to apply the insurance proceeds to any indebtedness secured by a mortgage or deed of trust covering the premises. The Bank's mortgage shall contain a provision whereby the Bank will make its election to either apply the insurance proceeds to said indebtedness, or allow the insurance proceeds to be used for repair of the premises, within ten (10) days of being notified of said casualty. The Bank's mortgage shall also contain provisions providing for the reimbursement of Lessee from such insurance proceeds should Lessee elect to fund initial repairs prior to receipt of insurance proceeds, with the Bank's obligation to reimburse being subject to the Bank's standard construction loan funding procedures and policies, and allowing for any excess insurance proceeds over what is used to reimburse Lessee being applied as such mortgage provides.

         B. Upon partial destruction of said premises, Lessor shall make and complete repairs in full within ninety (90) days from the date of such casualty, during which time the rental shall be abated to the extent of the loss of the use of the premises (based on useable square footage) and in the event that such repair is not made within such time, subject to force majeure as hereinafter provided, and as a result of such partial destruction Lessee in its reasonable judgment is unable to conduct its business in substantially the same manner existing prior to such partial destruction, Lessee may, upon thirty (30) days prior written notice, terminate this Lease and shall only be obligated to pay to Lessor any unpaid prorated portion of rent through the time Lessee actually vacates the premises.

         C. Notwithstanding anything herein to the contrary, in the event the Bank requires that the insurance proceeds be applied to any indebtedness secured by a mortgage or deed of trust covering the premises, then either party shall have the right to terminate this Lease by delivering written notice of termination to the other within thirty (30) days after such requirement is made by the Bank, whereupon all rights and obligations hereunder shall cease and terminate.

         13. Holding Over. Should Lessee be allowed to remain in possession after termination of this Lease or its options or extensions, either in course or by reason of the breach of any of its provisions by Lessee, or should Lessor accept any rent after such termination, then neither the remaining in possession nor the acceptance of the rent shall be deemed a renewal of this Lease or a tenancy from year to year, but, on the contrary, the status of the Lease shall be deemed that of a month-to-month lease at a monthly rental equal to the monthly rental existing immediately prior to any holdover period occurring prior to the expiration of the initial ten
(10) year term and, subsequent to such time, shall be at a monthly rental equal to the monthly rental for the renewal period set forth in Section
3(B) hereof, and Lessee will vacate the premises within 30 days after being notified to do so by Lessor.

         14. Subordination. Lessee hereby subordinates this Lease to any mortgage, deed of trust or encumbrance which Lessor may have placed, or may hereafter place, on the premises; provided, however,

         A. that so long as Lessee is not in default in the payment of rent, or in the performance or observance of any of the terms of this Lease, Lessee's possession of the premises and Lessee's rights and privileges under the Lease or any renewal thereof shall not be diminished or interfered with by any mortgagee, trustee or holder;

         B. that an agreement of estoppel, subordination, non-disturbance and attornment embodying such provision shall be entered into by the mortgagee or mortgagees and Lessee simultaneously with the execution of such mortgage; and,

         C. that Lessee agrees to execute on demand any instrument which may be deemed necessary or desirable to render such mortgage, deed of trust, or encumbrance, whenever made, superior and prior to this Lease. The right is specifically reserved to Lessee to apply rent payments due under the terms of this Lease directly to any mortgage, deed of trust, or encumbrance created by Lessor in order to prevent foreclosure thereof and maintain Lessee's peaceful use and enjoyment of the property under the terms of this Lease.

         15. Events of Default. The following events shall be deemed to be events of default by Lessee under this Lease:

         A. Lessee shall fail to pay any installment of the rent or other charges herein reserved and shall not cure such failure within five (5) business days after written notice thereof from Lessor to Lessee;

         B. Lessee shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors;

         C. Lessee shall file a petition under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof; or Lessee shall be adjudged bankrupt or insolvent in proceedings filed against Lessee thereunder;

         D. A receiver or trustee shall be appointed for all or substantially all of the assets of Lessee; or

         E. Lessee shall fail to comply with any other term, provision or covenant of this Lease and shall not cure such failure within twenty (20) days after written notice thereof to Lessee (unless such event of default cannot reasonably be remedied despite Lessee's best efforts within such twenty (20) day period, in which event Lessee shall not be in default if Lessee commences to cure such event of default promptly within the twenty
(20) days period and thereafter diligently pursues such cure to completion.) If Lessee fails to cure such failure within the time allowed hereunder, Lessor shall have the right to cure any breach by Lessee, at Lessee's expense, and Lessee shall reimburse Lessor for such expense immediately upon demand from Lessor accompanied by reasonable evidence of such expenses.

         16. Remedies. Upon the occurrence of any such events of default herein described, Lessor shall have the option to pursue any one or more of the following remedies without any further notice or demand whatsoever:

         A. Terminate this Lease, in which event Lessee shall immediately surrender the premises to Lessor, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the premises and expel or remove Lessee and any other person who may be occupying such premises or any part thereof, by force if necessary, without being liable for prosecution or any claim of damages therefor; and Lessee agrees to pay to Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of such termination, whether through inability to relet the premises on satisfactory terms or otherwise.

         B. Enter upon and take possession of the premises and expel or remove Lessee and any other person who may be occupying such premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor, and relet the premises and receive the rent thereof; and Lessee agrees to pay to the Lessor on demand any deficiency that may arise by reason of such reletting.

         C. Enter upon the premises, by force if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Lessee is obligated to do under the terms of this Lease; and Lessee agrees to reimburse Lessor on demand for any reasonable expenses, accompanied by reasonable evidence of such expenses, which Lessor may incur in thus effecting compliance with Lessee's obligations under this Lease, and Lessee further agrees that Lessor shall not be liable for any damages resulting to the Lessee from such action.

         In the event Lessee fails to pay any installment of rent hereunder within five (5) business days of notice that such installment was not paid when due, to help defray the additional cost to Lessor for processing such late payments Lessee shall pay to Lessor a late charge in an amount equal to two percent (2%) of such installment. The provision for such late charge shall be in addition to all of Lessor's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Lessor's remedies in any manner.

         Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Lessor hereunder or of any damages accruing to Lessor by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by Lessor or its agents during the term hereby granted shall be deemed a termination of this Lease or an acceptance of the surrender of the premises, and no agreement to terminate this Lease or accept a surrender of said premises shall be valid unless in writing signed by Lessor. No waiver by Lessor of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Lessor's acceptance of the payment of rental or other payments hereunder after the occurrence of an event of default shall not be construed as a waiver of such default, unless Lessor so notifies Lessee in writing. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or of Lessor's right to enforce any such remedies with respect to such default or any subsequent default. If, on account of any breach or default by either party of its obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for the non-breaching party to employ or consult with an attorney concerning or to enforce or defend any of its rights or remedies hereunder, the breaching party agrees to pay any reasonable attorneys' fees and costs incurred as a result of such breach.

         17. Surrender of Premises. On termination of this Lease in course or by action of either party, Lessee shall surrender the premises in as good condition as they were in at the beginning of the term hereof, reasonable wear and tear excepted. Lessee shall have thirty days in which to remove fixtures and equipment and Lessee shall repair any damage to the premises caused by the removal of any of its property and shall replace any portion of the premises altered by the removal. Upon Lessee's failure to surrender the premises, Lessee, in addition to the damages that Lessor sustains, shall also indemnify, defend and hold Lessor harmless from all claims made by any succeeding tenant against Lessor which are founded upon delay or failure in delivering possession of the premises to the succeeding tenant, which delay or failure resulted from Lessee's failure to surrender the premises within the time period set forth above.

         18. Performance by Lessee. Time is of the essence of each of the agreements and conditions herein to be performed by Lessee. The failure of Lessor to insist upon performance of any of the agreements and conditions herein in any one or more instances shall not be a waiver of the performance of such agreements and conditions. Receipt by Lessor of rent with knowledge of the breach of any of the agreements and conditions hereof shall not be deemed a waiver of such breach.

         19. Notices. If at any time after the execution of this lease, it shall become necessary or convenient for one of the parties hereto to serve any notice, demand or communication on any other party, such notice, demand or communication shall be in writing signed by the party serving the same, deposited in the registered or certified United States mail, return receipt requested, postage prepaid, and (a) if intended for Lessor shall be addressed to:

                               Harbin Group, L.P.
                                P.O. Box 752298
                         Memphis, Tennessee 38175-2298

and (b) if intended for Lessee shall be addressed to:

                                   RND, Inc.
                                5025 Tuggle Road
                            Memphis, Tennessee 38118

with copy to:

                         Intelligent Electronics, Inc.
                            ATTN: Corporate Counsel
                            411 Eagleview Boulevard
                           Exton, Pennsylvania 19341

or to such other address as either party may have furnished to the other in writing as place for the service of notice. Any notice so mailed shall be deemed to have been given as of the time the same is actually received or delivery is refused as reflected on the return receipt.

         20. Right of Entry. Lessor shall have the right to enter the premises for any reasonable purpose, including inspection of the property during normal business hours (Monday through Friday, 8:00 a.m. through 5:00 p.m., Central Time) unless in the case of emergency; provided, however, except in the case of an emergency, Lessor shall give Lessee notice at least 24 hours in advance of its intent to enter the property. Lessor may place a "For Rent" sign or signs on the leased premises during the last one hundred eighty (180) days this Lease is in force.

         21. Changes Required by Law or Regulations. In the event any changes, alterations, or additions to the premises after the Commencement Date are required by the enactment or amendment after the Commencement Date of any law, ordinance, or regulation of the Fire Department, Board of Health, or other similar entity, then the cost of such change, alterations or additions, not to exceed the sum of $100,000 for any such change, alteration or addition, shall be paid by Lessee.

         22.  Condemnation.

         A. If the whole or any substantial part of the premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use and occupancy of the premises such that Lessee is unable to conduct its business in substantially the same manner prior to such condemnation and the remainder cannot be restored such that Lessee can conduct its business in substantially the same manner prior to such condemnation, this Lease shall terminate at the option of either party and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said premises shall occur.

         B. If part of the premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in the subparagraph above, this Lease shall not terminate but the rent payable hereunder during the unexpired portion of this Lease shall by reduced by a fraction, the numerator of which is the number of untenantable square feet and the denominator of which is equal to the total amount of square footage of the building constituting a portion of the premises, and Lessor, at its expense, shall commence restoration of the premises as necessary to restore the premises, so that Lessee is able to conduct its business in substantially the same manner prior to such condemnation, within thirty (30) days from the date of such actual taking and complete such restoration within one hundred twenty (120) days after commencement of construction, subject to force majeure as hereinafter provided. If Lessor fails to complete restoration within such one hundred twenty (120) days from the commencement of construction, subject to force majeure as aforesaid, and Lessee cannot conduct its business in substantially the same manner prior to such condemnation, it shall be optional with either party hereto by written notice to the other given not later than one hundred fifty (150) days, but in any event prior to commencement of restoration, after said actual taking to terminate this Lease upon thirty (30) days prior written notice, and Lessee shall only be obligated to pay to Lessor any unpaid prorated portion of rent as calculated above through the time Lessee actually vacates the premises.

         C. All condemnation awards shall be the exclusive property of Lessor, but Lessee may bring an action in its own name for its loss of business and leasehold interest as well as any other damages which Lessee may recover as a result of such condemnation action.

         23. Commissions. Except as otherwise provided herein, it is hereby agreed that any commission owed to a real estate broker or agent in connection with the Lease shall be Lessor's responsibility. Each party agrees to indemnify and hold the other party harmless from any liability for any commission for which the indemnifying party is responsible.

         24. Refusal on Sale. If during the term of this Lease or any extension hereof Lessor, its successors or assigns, shall desire to accept a bona fide offer to purchase the demised premises, Lessor, or such successors or assigns, shall notify Lessee of such desire to sell in the manner provided in this Lease for the giving of notice, and Lessee shall have the right of first refusal in the event of such offer to purchase said premises upon the same terms and conditions of such offer by giving Lessor, or such successors or assigns, written notice of its election so to do within fifteen (15) days after such notice from Lessor, or such successors or assigns. In the event Lessee fails to notice Lessor, or such successors or assigns, of its election within the fifteen (15) day period, Lessor, or such successors or assigns, shall have the right to sell the premises to any person upon the terms and conditions contained in said notice to Lessee.

         25.  Options to Purchase.

         A. Provided there is no default then existing under the Lease, Lessee shall have the right upon written notice given by July 15, 1994, to purchase Phase I of the premises (365,910 square feet as set forth in the plans and specifications) for the purchase price of $10,175,957.00 ($27.81 per square foot; provided, however, the purchase price shall be increased accordingly due to any net increase in costs due to any change orders or expansion), with the closing to take place within five (5) days of receipt of a certificate of occupancy and all closing costs associated with such sale to be paid by Lessee and Lessor according to custom in the locality where the premises is located. If Lessee does not exercise the aforesaid option to purchase prior to July 15, 1994, Lessee shall still have the right of first refusal set forth in Section 24 hereof. If Lessor has notified Lessee of a bona fide offer to purchase the premises as set forth in Section 24 hereof prior to Lessee's exercise of its option to purchase set forth in this Paragraph 25A, and if Lessee exercises such option to purchase and thereafter sells the premises within two (2) years of closing to the same person or entity making such bona fide offer, or any related person or entity, Lessee shall pay to Lessor at the closing thereof fifty percent (50%) of the spread or amount, if any, by which the sales price exceeds the previous purchase price applicable to the sale of the premises from Lessor to Lessee.

         B. In addition to the foregoing option to purchase which expires on July 15, 1994, if not exercised by that date, if there is no default existing under the Lease at the end of the initial 10 year term of this Lease, and provided Lessor has not notified Lessee of a bona fide offer to purchase the premises as set forth in Section 24 hereof, Lessor shall also have the right upon written notice given at least six (6) months prior to the end of the initial term of this lease to purchase the entire premises for a purchase price equal to $35.40 multiplied times the rentable square footage for the premises existing at that time, plus 50% of any increase in the fair market value ("FMV") of the premises over such price, such FMV to be determined either by the mutual agreement of the parties or by a registered MAI Appraiser mutually acceptable to Lessor and Lessee, but paid for by Lessor, with at least 10 years experience in the area where the premises is located, with the closing to take place within thirty (30) days after Lessor's notice of the exercise of its option to purchase, and closing costs to be paid as aforesaid.

         26. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

         27.  Execution.  This instrument has been executed in duplicate.

         28. Law. This Agreement shall be governed by the laws of the State of Tennessee.

         29. Mechanic's Liens. Lessee shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Lessor in the premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Lessee, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Lessee by this instrument, or materials furnished in connection with any work performed on the premises on which any lien is or can be validly and legally asserted. Lessee agrees to promptly discharge or bond over in accordance with applicable law, and/or as may be reasonably required by any mortgagee of Lessor, any lien which is filed against the premises as a result of Lessee's use or occupation thereof, and to indemnify, defend and hold harmless Lessor from and against any loss, liability, damage, cost or expense, including reasonable attorneys' fees, incurred by Lessor arising out of claims or liens asserted or filed against the leasehold estate or against the right, title and interest of Lessor in the premises as a result of Lessee's use or occupation thereof.

         30.  Miscellaneous.

         A. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the content otherwise requires.

         B. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Lessor shall have the right to assign any of its rights and obligations under this Lease. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

         C. The captions inserted in this lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provisions hereof, or in any way affect the interpretation of this Lease.

         D. Lessee agrees from time to time within twenty (20) days after request of Lessor, to deliver to Lessor, or Lessor's designee, an estoppel certificate, in the form attached as Exhibit "D" or other form reasonably acceptable to the Bank, stating that this Lease is in full force and effect, the date to which rent has been paid, the unexpired term of this Lease and such other matters pertaining to this Lease as may be reasonably requested by Lessor.

         E. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

         F. All obligations of Lessee hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including without limitation all payment obligations with respect to taxes, operating costs, insurance and all obligations concerning the condition of the premises incurred prior to expiration or early termination. Upon the expiration or earlier termination of the term hereof, and prior to Lessee vacating the Premises, Lessee shall either perform such repairs as necessary to put the premises, including without limitation all heating and air conditioning systems and equipment therein, in good condition and repair, reasonable wear and tear excepted, or pay to Lessor such amount as is reasonably estimated by Lessor and Lessee to be necessary to pay for such repairs. Lessee shall also, prior to vacating the premises, pay to Lessor the amount, as reasonably estimated by Lessor and Lessee, of Lessee's obligation hereunder for real estate taxes, operating costs and insurance premiums which shall be prorated for the year in which the Lease expires or terminates. All such amounts shall be used and held by Lessor for payment of such obligations of Lessee hereunder, with Lessee being liable for any additional costs therefor upon demand by Lessor, or with any excess to be returned to Lessee after all such obligations have been determined and satisfied, as the case may be.

         G. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there may be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

         H. In the event Lessor is delayed, hindered or prevented from performing any acts or thing required hereunder by reason of force majeure, including without limitation, strikes, lock-outs, casualties, Acts of God, labor troubles, inability to procure labor materials, failure of power, governmental laws or regulations, riots, insurrection, war or other causes beyond the reasonable control of Lessor, Lessor shall not be liable and the period for the performance by Lessor of any such act shall be extended for a period equivalent to the period of such delay.

         I. This Lease and Lessee's obligations hereunder shall be fully and unconditionally guaranteed by Lessee's parent company, Intelligent Electronics, Inc., in form and content mutually acceptable to Lessor, Lessee and the Bank.

         J. Lessee understands Lessor shall execute and deliver an assignment of leases and rents to the Bank. Upon the Bank's request, Lessee shall send all rent payments hereunder directly to the Bank and Lessor hereby authorizes Lessee to accept the Bank's request without question or any need to first obtain Lessor's permission.

         K. Notwithstanding anything herein to the contrary, wherever in this Lease Lessee is given the right to terminate the Lease upon Lessor's failure to perform, including, without limitation, Lessor's failure to restore the premises within the time deadlines herein provided in the event of a total or partial casualty or condemnation, Lessee shall notify the Bank in writing within ten (10) days of the commencement of any time period during which Lessor is to perform any repairs or other obligation hereunder so that the Bank may be afforded the opportunity to insure Lessor's compliance with its obligations hereunder and, if Lessor fails to perform and such failure does not prevent Lessee from operating its business on the premises in substantially the same manner existing prior to the occurrence of the event giving rise to Lessor's obligation hereunder, Lessor shall notify the Bank in writing of Lessor's failure to perform hereunder and the Bank shall be afforded a reasonable length of time thereafter to perform Lessor's obligations hereunder as shall be mutually acceptable to Lessee and the Bank. Any notices hereunder Lessee elects or is required to give to Lessor shall also be given to the Bank at the following address or such other address as the Bank or any subsequent lender holding a mortgage on the premises may request by written notice to Lessee:

                          Boatmen's Bank of Tennessee
                          6060 Poplar Avenue
                          Memphis, Tennessee 38119
                          ATTN: Metropolitan Division

         31.  Letter of Intent; Expansion Options.

         A. The Letter of Intent is attached hereto as Exhibit "E" for illustration purposes only evidencing the general intent of the parties and not as part of this lease contract or part of the plans and specifications attached as Exhibit "B." The actual construction and costs set forth in the Letter of Intent are subject to change pursuant to the actual plans and specifications and/or due to additional improvements Lessee may request, or other criteria which could require a modification subject to final approval by Lessee and Lessor.

         B. The Letter of Intent addresses two possible expansion options for the premises. The first expansion option concerns expansion onto property owned by Lessor contiguous to the building being built on the premises and sets forth the general intent of the parties in this regard. Provided there is no default then existing under the Lease, and provided Lessor has not received a bona fide offer to purchase the premises as set forth in Section 24 hereof, if Lessee gives written notice to Lessor by the Commencement Date that it desires to exercise its option to expand onto such property as set forth in the Letter of Intent, the rental rate for such expansion space shall be $2.95 per square foot (based on Rentenbach's commitment to fix its construction cost), otherwise if notice is given after the Commencement Date, the rental rate shall be based on the availability and terms of any construction financing and as the parties shall mutually agree. In the event of such expansion, this Lease shall be modified to reflect the increased space and rent. All other terms of the Lease would remain the same. Lessee's right to exercise its option to expand set forth above shall survive Lessor's conveyance of the premises if Lessor receives a bona fide offer to purchase the premises prior to Lessee's exercise of said expansion option, but Lessee shall not be allowed to exercise said option prior to the closing of the sale of the property by Lessor after Lessor's receipt of such bona fide offer.

         C. The second expansion option concerns expansion onto a portion of adjoining property owned by Lessor but presently under lease to J.B. Hunt Transport, Inc. ("J.B. Hunt"), and is subject to various contingencies including, without limitation, the availability of the land, the availability and terms of any construction financing (provided, however, to the extent Rentenbach is the contractor and commits there will be no increase in construction cost due to any increase in the cost of labor or materials, the same shall not be a basis for increasing the rent), and a mutually acceptable modification of this Lease to incorporate the expansion space. Provided there is no default then existing under the Lease, provided Lessor still owns both the premises and the adjoining J.B. Hunt property, and provided Lessor has not received a bona fide offer to purchase the premises as set forth in Section 24 hereof, if Lessee gives written notice to Lessor that it desires to expand onto the adjoining property, Lessor shall use its best efforts to obtain a termination of said J.B. Hunt lease on terms mutually acceptable to Lessor and J.B. Hunt, and to obtain construction financing acceptable to Lessor and to construct the expansion space reasonably in accordance with the Letter of Intent and on such additional terms including, without limitation, Lease terms, as the parties shall mutually agree.

         IN WITNESS WHEREOF, Lessor and Lessee acting herein by duly authorized representatives have caused this Lease to be executed as of the date first above written.

                                           Lessor:

                                           HARBIN GROUP, L.P.

                                           By: Eagle Development Corp.,
                                               General Partner

                                           By: /s/ Leon C. Harbin, III
                                           Title:  President


                                           Lessee:  RND, INC.


                                           By: /s/ Gregory A. Pratt
                                           Title: President

                                  Exhibit "A"

                              (Legal Description)

                              PROPERTY DESCRIPTION

BEING A PART OF THE LEON C. HARBIN, III, TRUSTEE PROPERTY LOCATED IN SHELBY COUNTY, TENNESSEE, AS RECORDED IN REGISTER'S NO. BD-6141, IN THE SHELBY COUNTY REGISTER'S OFFICE IN SHELBY COUNTY, TENNESSEE, SAID PROPERTY BEING LOCATED ALONG THE WEST SIDE OF TUGGLE ROAD EAST OF U.S. HIGHWAY 78 AND SOUTH OF SHELBY DRIVE AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE POINT OF TANGENCY OF THE WEST RIGHT-OF-WAY LINE OF TUGGLE ROAD AND THE EAST RIGHT-OF-WAY LINE OF U.S. HIGHWAY 78 (LAMAR AVENUE); THENCE ALONG THE EAST RIGHT-OF-WAY OF U.S. HIGHWAY 78 N28 53'14"W FOR A DISTANCE OF 684.55 FEET TO A POINT; THENCE CONTINUING ALONG SAID EAST RIGHT-OF-WAY LINE N61 06'46"E FOR A DISTANCE OF 7.00 FEET TO A POINT; THENCE CONTINUING ALONG SAID EAST RIGHT-OF-WAY LINE N28 53'14"W FOR A DISTANCE OF 100.00 FEET TO A POINT; THENCE CONTINUING ALONG SAID EAST RIGHT-OF-WAY LINE S6 06'46"W FOR A DISTANCE OF 7:00 FEET TO A POINT; THENCE CONTINUING ALONG SAID EAST RIGHT-OF-WAY LINE N28 53'14"W FOR A DISTANCE OF
448.18 FEET TO A POINT, SAID POINT BEING THE SOUTHWEST CORNER OF THE VOLUNTEER 91 LIMITED PARTNERSHIP PROPERTY AS RECORDED IN REGISTER'S NO. CF-3090; THENCE LEAVING SAID EAST RIGHT-OF-WAY LINE ALONG A SOUTH LINE OF SAID VOLUNTEER 91 LIMITED PARTNERSHIP PROPERTY N61 06'12"E FOR A DISTANCE OF
643.28 FEET TO A POINT; THENCE LEAVING SAID SOUTH LINE S28 53'48"E FOR A DISTANCE OF 921.62 FEET TO A POINT ON THE WEST RIGHT-OF-WAY LINE OF TUGGLE ROAD; THENCE ALONG THE WEST RIGHT-OF-WAY LINE OF TUGGLE ROAD WITH THE FOLLOWING CALLS:

     S27 16'15"W - 654.48 FEET
     WITH A CIRCULAR CURVE TO THE RIGHT HAVING A RADIUS OF 170.00 FEET AND AN ARC LENGTH OF 59.54 FEET (CHORD LENGTH OF 59.24 FEET AND CHORD BEARING OF S37 18'17"W)
     WITH A CIRCULAR CURVE TO THE RIGHT HAVING A RADIUS OF 30.00 FEET AND AN ARCH LENGTH OF 43.83 FEET (CHORD LENGTH OF 40.03 FEET AND CHORD BEARING OF S89 11'31"W)
     WITH A CIRCULAR CURVE TO THE RIGHT HAVING A RADIUS OF 170.00 FEET AND AN ARC LENGTH OF 59.54 FEET (CHORD LENGTH OF 59.24 FEET AND CHORD BEARING OF N38 55'16"W)

TO THE POINT OF BEGINNING AND CONTAINING 728,978 SQUARE FEET OR 16.735 ACRES, MORE OR LESS.

                                  Exhibit "B"

                           (Plans and Specifications)

      (Architectural plans and drawings prepared by Denton & Associates.)

                   Exhibit "B" (cont) - Configuration Center
                                  Requirements
Structure

          General - 35,000 square foot structure shall be constructed of concrete block, sheet rock, or pre cast concrete with a standard Class A acoustic grid ceiling dropped to a clear height of sixteen (16) feet from the floor. Walls will be painted on both sides and exterior walls shall be protected with "high/low" guard rails. Provision shall be made for three (3) conveyor openings with anti-static vinyl strip closures as well as one (1) double door entry. Walls and ceiling shall be fully insulated. The room shall be constructed in such a way as to make it fully compliant with new Americans with Disabilities Act regulations.

          Lighting - recessed 2' x 4' fluorescent fixtures with standard lenses providing 75 foot candle illumination at the floor. Lighted exit signs shall be provided as required by OSHA/NFPA/Building Code regulations.

          Floors - as described for the warehouse except that the coating shall be of a pigmented electro-static discharge nature which meets MIL specification #______________. All floor joints shall be filled and smoothed prior to application of the finish coating.

          Electrical - Electrical load for this room is estimated at 1040 kVA or 1251 amps including conveyor system, lighting, air conditioning, 458 duplex outlets, and air compressor(s). The duplex outlets need to be installed with isolated grounds. In addition, line conditioning equipment should be included. Attached is a report previously prepared for a different facility which details the calculated load figures mentioned above.

          Offices - Four (4) each 10' x 12' offices shall be included as part of the buildout for this structure. Finish will be normal office finish to equal the rest of the offices in the building.

          Mechanical - As described in the "Distribution Center Requirements". Air conditioning (Heating) shall maintain 68 degrees Fahrenheit at all times in the warm months and 72 degrees Fahrenheit in the cooler months. All air conditioning units shall be equipped with ambient air kits to prevent freeze up while operating during cool months. In addition, air ionization and electronic air filters shall be used in this structure. Design shall include "positive room pressure" to prevent dust from being pulled into the room from warehouse areas.

          Fire Protection - Structure will be fully sprinklered in accordance with NFPA standards for a computer manufacturing/assembly environment. All fire extinguishers, exit signs, and heat/smoke detectors shall be included as required by OHSA/NFPA/Building Codes.

Accepted:

Leon C. Harbin III - Harbin Development Corp.
Larry S. Patterson - Rentenbach Constructors, Inc.
Kevin R. Johns - InteLogistics

                       Exhibit "B" - Distribution Center
                                  Requirements
                                Revised: 2/03/94
SITE

          General - Site work to include site clearing and excavation, site utilities, landscaping, site irrigation, curb and gutter, asphalt paving, concrete dolly pads at docks, concrete pad and fenced enclosure at exterior recycling and dumpster area, and a concrete retaining wall for the drive in ramp (if required).

          Paving - Heavy duty paving section(s) shall be provided at the entrance drive(s) and loading area(s) and concrete aprons for the docks. A paved, secured trailer storage lot capable of holding 38 trailers shall be included adjacent to the loading area. All other areas may receive standard paving section(s).

          Landscaping/Irrigation - Building site will be landscaped consistent with the typical landscaping of other quality industrial distribution buildings located in the area. Where appropriate, mature transplanted trees will be placed on the property. An employee/break area shall be incorporated into the exterior landscape plan.

Shell Building

          Structure - Minimum 360,000 square foot, 28 foot clear, concrete tilt wall building with structural steel column and bar joist framing system of approximately 50 x 50 foot column spacing with factory painted metal decking. Structure shall be built with expansion capability to 445,625 square feet. Such expansion capability shall allow for the future expansion to take place at the lowest possible cost.

          Floors - Shall be designed to support a high volume of fork lift truck traffic. Concrete expansion joints shall not be metal. A 7" 4000 PSI nonreinforced concrete floor slab, sealed, and coated.

          Building Finish - The building exterior finish will be smooth faced pre-cast concrete, epoxy painted with two (2) reveal stripes.

          Roof System - Single ply.45 mil. membrane system, mechanically fastened Carlisle or equal. Insulation will be polyisocyanurate or EPS obtaining a thermal value of at least R-12. A roof ventilation system will be provided to minimize heat build up in the facility and to properly cycle fresh outside air into the facility. Circulation rate shall meet or exceed OSHA standards. A minimum of six (6) air changes will be accomplished on an hourly basis. An evaporative roof cooling system will be installed over the warehouse and configuration areas.

          Skylights - One 4' x 8' melt away type skylight per 5000 square feet of space shall be provided in accordance and subject to local fire codes.

          Overhead Doors - Forty-Two (42) 8' x 10' high lift dock doors and one (1) 12' x 14' drive-in door will be provided. Two interior side loading docks shall also be provided. Doors to be Thermacore by Overhead Door Company or equal. Punchouts shall be provided to provide maximum possible number of doors along the wall area on the loading side of the building.

          Storefront and Windows - Office space - commercial grade thermal window/storefront system with 1" tinted insulated glass. Four foot high windows for 300 linear feet along the front wall of the building.

          Plumbing - As required to service the building, including a limited number of hose bibs, lawn sprinklering system, internal roof drains, and gas piping. A dumping/filling station for tenant supplied floor scrubber shall be provided in a location to be determined by tenant. Flush valve style toilet fixtures will be provided in quantities as required per code for on site employee count of 200 in two areas. Formica tops or equal shall be used in restroom areas for sink mounting. Showers shall be provided in the warehouse restroom areas. One office and one warehouse break room will be provided each of which includes a sink, disposer, dishwasher, two microwave ovens, two refrigerators, twenty feet of cabinetry, and one ice maker.

          Insulation - The warehouse walls will be internally insulated to a value of R8 the full height of the wall.

          Building Electrical Service - 480 volt service sized to meet the expected building requirements. Sub panels will need to be run to the configuration center area with isolated grounds (See configuration center requirements schedule). One central location located near the main warehouse entrance will be provided for activating the warehouse lighting in increments/groups to be determined by tenant. A back up 100KVA diesel or natural gas generator shall be included in the electrical, plumbing, and other building designs.

          Exterior Lighting - A combination of high intensity building and pole mounted metal halide fixtures providing adequate lighting in all employee and loading areas shall be provided.

          Interior Lighting - Office lighting shall be standard 2' x 4' foot recessed interior office fixtures designed at least to the minimum levels required by OSHA for office lighting. All emergency lighting, and lighted exit signs shall be provided. Lighting level will be 70-75 FC in the office areas.

          Office Space - Approximately 20,000 square feet of Class "A" office space is provided. Please provide an improvement allowance of $360,000 for the construction of the finished space. Included is the main office area (20,000 sq.ft.) and the main warehouse office (5,000 sq.ft.) including break, drivers waiting, security, lobby and restrooms. Tenant shall be permitted to use any remaining allowance for data/telephone cabling or to offset other moving expenses. 10,000 square feet of Class "A" office will be finished 10,000 square feet of shell, and 5,000 square feet of finished warehouse offices will be provided with Phase I.

          All finished spaces shall be surrounded by heavy metal "high and low" guard railings and floor mounted bolsters with openings as required for entrance and egress points.

          Warehouse Area - Include "pit type" hydraulic dock levelers, dock locks, dock seals, dock lights, and security gates (8' high) for each dock door. Provide security gate for the drive-in door.

"AisleLyter" bilevel metal halide style fixtures manufactured by Wide Lite or equivalent shall be provided to illuminate bulk storage areas to 30 foot candles and dock areas to 50 foot candles. All warehouse lighting shall be mounted above the bar joists. The location of racks provided by tenant to confirm the count of lighting fixtures will be provided by (2/25/94).

Heating (via gas-fired unit heaters) shall be provided to meet code or provide a minimum temperature of 68 degrees in the warehouse area with an exterior temperature of zero degrees Fahrenheit. Control shall be handled in the most efficient number of zones with the thermostats located centrally. Each unit will have its own temperature sensor. Air conditioning will be included in the office and configuration areas (see configuration specification attached). All units will be equipped with ambient air kits to prevent freeze up while operating on cool days. The configuration area will require upgraded units due to conveyor motor and computer heat accumulation. In addition, the configuration area should be designed to create an over pressure situation and should include air ionization equipment.

Ventilation shall be provided at the roof level in the warehouse storage and work areas to exhaust heat and reduce air stratification during warm weather.

These units should seal during cold weather and not be subject to inadvertent opening in the event of fire.

Warehouse floor to be sealed with STS420 clear floor sealer by Tenant products or equal obtaining a clear high gloss sheen.

Electrical distribution and receptacles to meet standard distribution requirements. 480 volt pre wire should be included to service 30 each electric fork-lift batteries in a central charging area and three (3) each tenant provided trash compactor units at dock area locations to be determined by tenant.

          Wet Sprinkler System Fire Protection - Designed to meet NFPA requirements for storage of Class IV encapsulated commodities to a racked height of twenty-two (22) feet. Preference is an early suppression fast response system design. The sprinkler system shall be in conformance with all federal, local, and state regulations. Draft curtains, heat/smoke detectors, fire hose stations, fire extinguishers, emergency lighting, and signage shall be installed to meet factory mutual standards and meet or exceed local building code requirements. Fire separation walls shall also be built including three 12' x 12' fire shuttered openings per wall.

Accepted:

Leon C. Harbin III - Harbin Development Corp.

Larry S. Patterson - Rentenbach Constructors, Inc.

Kevin R. Johns - InteLogistics

                                   Exhibit "C"

                          Commencement Date Agreement

          THIS COMMENCEMENT DATE AGREEMENT, made this ____ day of ___________, 1994, by and between THE HARBIN GROUP, L.P., hereinafter called "Lessor," and RND, INC., hereinafter called "Lessee."

                              W I T N E S S E T H:

          WHEREAS, the parties hereto entered into a Lease Agreement ("Lease"), dated May ____, 1994, wherein Lessee leased from Lessor and Lessor leased to Lessee the premises described as:

                           5025 Tuggle Road
                           Memphis, Tennessee 38118

          WHEREAS, the parties now desire to enter into an Agreement setting forth the actual Commencement Date of the Lease, as defined therein.

          NOW, THEREFORE, in consideration of the mutual promises contained herein, Lessor and Lessee agree as follows:

          1. The Commencement Date of the Lease, dated May ____, 1994, shall be ____________ ____, 199___, and the expiration date of said Lease shall be ____________ ____, ________.

          2. The rental for the term of the Lease shall be as provided therein.

          All other terms and conditions of the Lease shall remain in full force and effect.

          IN WITNESS WHEREOF, Lessor and Lessee have set their hands as of the date first above written.

                                        Lessor:

                                        HARBIN GROUP, L.P.

                                        By: Eagle Development Corp.,
                                            General Partner

                                        By: ______________________________

                                        Title: ___________________________

                                        Date: ____________________________

                                        Lessee:

                                        RND, INC.


                                        By: _______________________________

                                        Title: ____________________________

                                        Date: _____________________________

                                  Exhibit "D"


                      STATEMENT OF LESSEE: ESTOPPEL LETTER

                                                ____________ ____, ________

Subject:  Lease, Dated May ____, 1994, For Premises at Memphis, Tennessee

          It is our understanding that you intend to consummate certain transactions concerning the subject premises, and as a condition precedent thereof each of you have required and are relying upon this certification by the undersigned.

          The undersigned as Lessee under that certain Lease made and entered into between Harbin Group, L.P., as Lessor and the undersigned, as Lessee, hereby ratifies the said Lease and acknowledges and certifies that the undersigned has entered into occupancy of the premises described in said Lease on ____________ ____, 19____; and it terminates as of ____________ ____,
________. It is further acknowledges and certified that said Lease is in full force and effect, and, has not since the date thereof been assigned, modified, supplemented or amended in any way, and that the same represents the entire agreement between the parties; that all conditions under said Lease to be performed by Lessor have been satisfied and on this date there are no existing defenses or offsets which the undersigned has against the enforcement of said Lease by Lessor; that no rental or payment has been paid in advance in said Lease.

                                        Very truly yours,

                                        RND, Inc.

                                        By: _______________________________

                                        Title: ____________________________

                                        Date: _____________________________

                                  Exhibit "E"

                               (Letter of Intent)

Intelligent Electronics/Harbin Development Corp.
Office/Distribution Project
Memphis (Shelby County), Tennessee

LETTER OF INTENT FOR BUILD-TO-SUIT LEASE - Revised

LESSOR:               The Harbin Group, Ltd./Harbin Development Corp.

LESSEE:               Intelligent Electronics Corporation

BUILDING STRUCTURE:   Pre-Cast Concrete/Structural Steel Frame, One-Story,
                      28' Clear-Height

OFFICE EXTERIOR:      Brick/Glass Curtain Wall, One-Story

OFFICE INTERIOR:      Class "A" Building Standard, per spec

FLOOR SLAB:           7" 4,000 psi unreinforced concrete floor slab throughout
                      the distribution facility Phase I & Phase II

ROOF: Mechanically-fastened, R-12 insulation, fifteen (15) year warranty, EPDM System

HVAC SYSTEM:          Office:  A/C & Gas Heat Systems
                      Distribution:  Ventilated Fans & Gas Heat, Smoke
Evacuation
                      Systems

CLEAR HEIGHT:         28'

AUTO PARKING:         206 spaces

TRAILER PARKING:      38 spaces

TRUCK DOCKS:          42 Total 8' x 10' / 1 Total 14" x 12'

LEASE TERM:           Ten (10) years (triple net)

GROSS BUILDING        Initial Quotation             Revised Phase I
AREA:                 -----------------             ---------------
                      320,000 square feet-Phase I   Distribution: 300,000 s.f.
                      123,125 square feet-Phase II  Configuration: 35,000 s.f.
                      -------------------
                      443,125 square feet  Total    Distr/Office:   5,000 s.f.
                                                    Main Office:   20,000 s.f.
                                                                   -----------
                                                                  360,000 s.f.

                                                    Revised Phase II
                                                    ----------------
                                                    Distribution:  85,625 s.f.

                                                    TOTAL:        445,625 s.f.

SITE AREA:                 16.74 Acres (+/-)

LEASE RATE:                U.S. 78/Tuggle Road Site

                           Initial Quotation         Revised Quotation
                           -----------------         -----------------
                                     10 Year                   10 Year
                           Term      Rate/SF         Term      Rate/SF
                           ----      -------         ----      -------
                           Yrs. 1-5    $2.85         Yrs. 1-5    $2.78
                           Yrs. 6-10   $3.06         Yrs. 6-10   $3.05
Optional Renewal           Yrs. 11-15  $3.49         Yrs. 11-15  $3.48

                           Average Lease             Average Lease
                           Rate Years 1-10 = $2.95   Rate Years 1-5 = $2.69

                                                  Note:  Includes front-end
                                                  free rent prior to August 1,
                                                  1994.

                      EXPANSION SCENARIOS / COSTS / RATES

I.       EXPANSION OPTION ONE - PROJECT PHASE II (To expand adjacent to
                                                       Phase I facility)

TOTAL SQUARE FOOTAGE:              85,625 S.F.

PROJECT COST OF CONSTRUCTION:      A)  Concurrent                     $2.78 PSF
                                   B)  3-9 Months                     $2.82 PSF
                                   C)  9-24 Months                    $2.86 PSF

II.      EXPANSION OPTION TWO - PROJECT PHASE III (J.B. Hunt tract adjacent to Phase I)

TOTAL SQUARE FOOTAGE:              210,000 S.F.
PROBABLE TIMING:                   12 - 24 Months
COST OF LAND ACQUISITION:          $720,000

PROBABLE COST OF
DEMOLITION OF EXISTING
CONSTRUCTION:                      $90,000

210,000 SF OF FREE-STANDING
DISTRIBUTION/OFFICE FACILITY
TILT-UP STRUCTURAL STEEL:          $3,885,000 / $18.50 PSF

PHASE II EXPANSION
LEASE RATE PER S.F.:                   Yrs. 1-5      Yrs. 6-10     Yrs. 11-15
                                       --------      ---------     ----------
                    12-24 Months         $3.36          $3.57         $4.07
                    24-36 Months         $3.40
                    36-48 Months         $3.44

III.  EXPANSION OPTION THREE - PROJECT PHASE IV (Nike tract)

TOTAL SQUARE FOOTAGE:     290,000 S.F.

PROBABLE TIMING:          24 - 54 Months

PROBABLE COST OF
LAND ACQUISITION:         $780,000

PROBABLE COST OF
CONSTRUCTION:             $5,437,500 / $18.75 PSF

LEASE RATE:               Yrs. 1-5       Yrs. 6-10          Yrs. 11-15
                          --------       ---------          ----------
          24 - 48 Months   $3.12           $3.33               $3.73


LEASE TYPE: Triple net where Rentenbach Constructors will provide a standard one (1) year warranty for all construction performed on the project. Further, Rentenbach Constructors will issue an additional warranty limited to the structure, foundation, concrete slab, structural frame, roof deck (metal), and all exterior walls for a period of twenty-four (24) months from the date of occupancy. No warranty, real or implied, by Contractor or Owner will be in force past the twenty-fourth (24th) month of occupancy. The warranty shall survive any sale of the facility to the third party. The User shall be responsible for all Taxes, Insurance, Building Maintenance, and Common Area Maintenance/Landscaping on the property for the entire term of the Lease.

PURCHASE OPTION:     Lessor grants to Lessee a Right to Purchase for the fixed
                     price of $10,050,000 upon completion of Phase I of the Project. Lessor grants an additional Right to Purchase
                     Phase I of the Project at the end of year five (5) for $10,900,000. In the event, Lessee does not exercise its Right to Purchase Phase I of the Project at the end of the first five (5) year term of the Lease, Lessee agrees to extend the primary term of the Lease to include years
                     11-15 renewal option period.

ALTERNATIVE OPTION
TO PURCHASE:         Lessor agrees to grant to Lessee an ongoing Right of First
                     Refusal to Purchase the Premises based on the same terms and conditions of a bonafide offer, as may be presented to Lessor by Lessee.

LEASE
COMMENCEMENT:        Assuming Landlords receipt of Binding Letter of Intent by
                     February 2, 1994, and very timely approval of the plans and specifications by your firm, with Design and Construction to begin February 4, 1994. Beneficial incremental occupancy shall take place May 31, 1994
                     (Phase I).

                     Actual Lease Commencement to take place the latter of August 1, 1994, or the first day of the month following Lessor's receipt of permanent building certificate of occupancy. Lessee may occupy the Lease premises in whole or in part prior to actual Lease Commencement at no charge. All other terms and conditions of the to be executed Lease Agreement shall remain in full force and effect.

COST BARTERING
OF MATERIALS FOR
CONSTRUCTION:       The Lessee desires to investigate and utilize as feasible
                    the barter of materials and/or services provided by the Lessee, to defer actual costs of materials incorporated by the Lessor into the building's construction.

                    The Lessor or designated agent will provide a schedule of items applicable to this procurement method.

                    No construction time delay, real or implied, will occur as a result of any bartering by or on behalf of the Lessee.

                    Lessor reserves the right to approve the incorporation of any materials into the Project.

ASSUMPTIONS:        We have made numerous assumptions based on the original
                    requests of the Intelligent Electronics Corporation.
                    Should there be any additional improvements or other criteria which significantly increase or decrease the total project cost, we respectfully request the opportunity to modify the aforementioned Lease Schedule accordingly, subject to final approval by the Intelligent
                    Electronics Corporation and The Harbin Group, Ltd./Harbin
                    Development Corp. The aforementioned Lease Schedule is contingent upon first approve by the Harbin Group, Ltd./Harbin Development Corp.'s Lender(s) of choice and assumes the Lease Agreement to be Corporately Guaranteed by the Intelligent Electronics Corporation.

AGREED:                                 AGREED:

THE HARBIN GROUP, LTD./HARBIN           INTELLIGENT ELECTRONICS CORPORATION
DEVELOPMENT CORP.                       AND/OR ASSIGNS

/s/ Leon C. Harbin, III                 /s/ Gregory A. Pratt

Title:  Managing General Partner        Title:  President
            2-3-94                      2/3/94

                                    GUARANTY

          TO INDUCE THE HARBIN GROUP, INC. ("Harbin"), to enter into a Lease (the "Lease") dated May 17, 994, by and between Harbin and RND, INC. ("Lessee"), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, INTELLIGENT ELECTRONICS, INC., the undersigned guarantor ("Guarantor") hereby unconditionally and irrevocably guarantees the prompt and full payment, performance and observance, when due of all rental, additional rental and other sums, covenants, liabilities, obligations, duties, conditions and agreements therein provided to be paid, performed and observed by Lessee, and Guarantor hereby makes itself fully liable for such payment and performance.

        This is an absolute guarantee of payment and performance, and not of collection, of all Lessee's obligations under the Lease. Guarantor hereby expressly waives (i) any right to require that any action be brought against Lessee, (ii) demand, notice of dishonor, protest or notice of protest of every kinds; (iv) notice of any and all proceedings in connection with the Lease (including notice of Lessee's default under the Lease); (v) diligence in collecting any sums due under the Lease or enforcing any of the obligations under the Lease; and (vi) bringing of suit and diligence in taking any action with reference thereto or in handling or pursuing any of Lessor's rights under this Lease. All notices to Lessee must also be provided to Guarantor in accordance with the same terms and provisions as set forth in the Lease.

        Notwithstanding any payment or payments made by Guarantor by reason of this Guaranty, Guarantor shall not be subrogated to any rights of Harbin until all of the obligations of Lessee under the Lease shall have been performed. Any claims of Guarantor against Lessee arising from any payment or payments made by Guarantor by reason of this Guaranty shall be in all respects subordinated to the full and complete payment or discharge of the obligations of the Lessee under the Lease. All notices to Lessee must also be provided to Guarantor in accordance with the same terms and provisions as set forth in the Lease.

        Guarantor further agrees that its liability under this Guaranty shall be primary and that in any right of action which shall accrue to Harbin against Lessee under the Lease, Harbin may, at its option, proceed against Guarantor without having commenced any action against or having obtained any judgment against Lessee. The taking of such actions against Guarantor shall be without prejudice to Harbin to proceed against Lessee, whether by separate action or joinder. Guarantor agrees to pay reasonable attorney's fees and all other costs and expenses which may be reasonably incurred by Harbin in the enforcement of this Guaranty, which are incurred subsequent to Harbin's providing notice to Guarantor that Lessee is in default, with such notice requesting Guarantor's performance under this Guaranty.

        Guarantor acknowledges and agrees that the execution and delivery of this Guaranty by Guarantor to Harbin has served as a material inducement to Harbin to itself execute and deliver the Lease and that it is a condition precedent to the effectiveness of the Lease that Guarantor execute and deliver this Guaranty to Harbin; and Guarantor further acknowledges and agrees that but for the execution and delivery of this Guaranty by Guarantor, Harbin would not have executed and delivered the Lease. Guarantor also acknowledges that the execution and delivery of this Guaranty has also served as a material inducement to Harbin's lender, Boatmen's Bank of Tennessee (the "Bank"), to make a construction loan to Harbin for purposes of constructing the improvements on the premises described in the Lease, and that the Lease as well as this Guaranty, and all rights thereunder will be absolutely assigned to the Bank which may in place of Harbin enforce all rights of Harbin hereunder in the place and stead of Harbin.

        Guarantor agrees that in the event that Lessee shall become insolvent or shall be adjudicated a bankrupt, or shall file a petition for reorganization, arrangement or other relief under any present or further provision of the Bankruptcy Reform Act of 1978, or if such a petition be filed by creditors of said Lessee, or if Lessee shall seek a judicial readjustment of the rights of its creditors under any present or future Federal or State law or if a receiver of all or part of its property and assets is appointed by any State or Federal court, no such proceeding or action taken therein shall modify, diminish or in any way affect the liability of Guarantor under this Guaranty and the liability of Guarantor with respect to the Lease shall be of the same scope as if Guarantor itself executed the Lease as the named Lessee thereunder and no "rejection" and/or "termination" of the Lease in any of the proceedings referred to in this paragraph shall be effective to release and/or terminate the continuing liability of Guarantor to Harbin under this Guaranty with respect to the Lease for the remainder of the Lease term stated therein unaffected by any such "rejection" and/or "termination" in said proceedings; and if, in connection with any of the circumstances referred to in this paragraph, Harbin should request that Guarantor execute a new Lease for the balance of the term of the Lease (unaffected by any such "rejection" and/or "termination" in any of said proceedings), but in all other respects identical with the Lease, Guarantor shall do so as the named "Lessee" under such new Lease (irrespective of the fact that the existing Lease may have been "rejected" or "terminated" in connection with any proceedings referred to in this paragraph). In the event of failure or refusal of Guarantor to execute such new Lease as therein provided, without limiting any of the legal or equitable remedies of Harbin on account of such failure or refusal, Guarantor agrees that Harbin shall have the right to obtain a decree of specific performance against Guarantor.

        Guarantor's guaranty pursuant to this Guaranty reasonably may be expected to benefit, directly or indirectly, Guarantor. Guarantor is a corp-oration duly organized, legally existing and in good standing under the laws of Pennsylvania, and is duly qualified as a foreign corporation in all jurisdictions wherein the property owned or the business transacted by it makes such qualification necessary. Guarantor is duly authorized and empowered to execute, deliver and perform this Guaranty and all corporate action on Guarantor's part requisite for the due execution, delivery and performance of this Guaranty has been duly and effectively taken. The Guaranty constitutes the valid and binding obligation of Guarantor, enforceable in accordance with its terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors' rights). This Guaranty will not violate any provisions of Guarantor's articles or certificate of incorporation, bylaws, or any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Guarantor is subject, or result in the creation or imposition of or obligation to grant any lien upon any properties of Guarantor. Guarantor's execution, delivery and performance of this Guaranty does not require the consent or approval of any other person, including without limitation any regulatory authority or governmental body of the United States or any state-thereof or any political subdivision of the United States or any state thereof. The undersigned, signing for and on behalf of Guarantor is duly authorized and empowered to execute this Guaranty for and on behalf of Guarantor.

          Any notice or demand to Guarantor hereunder or in connection herewith may be given in writing and shall be properly addressed to the other party at the following address or to such other address as may be provided in writing by either party from time to time, shall be sent by any recognized commercial overnight courier or United States registered or certified mail, postage prepaid, return receipt requested, and may be concurrently sent by facsimile:

         To Guarantor:                      Intelligent Electronics, Inc.
                                            411 Eagleview Boulevard
                                            Exton, PA  19341
                                            Attention:  President
                                            Fax Number:  (610) 458-0599

         with a copy to:                    Intelligent Electronics, Inc.
                                            411 Eagleview Boulevard
                                            Exton, PA  19341
                                            Attention:  Legal Department
                                            Fax Number:  (610) 458-8453

         To Harbin:                         Harbin Group, L.P.
                                            P.O. Box 752298
                                            Memphis, TN  38175-2298
                                            Fax Number:  (901) 682-4408

         with a copy to:                    Boatmen's Bank of Tennessee
                                            6060 Poplar Avenue
                                            Memphis, TN  38119
                                            Attention:  Metropolitan Department
                                            Fax Number:  (901) 762-6299

        Notice shall for all purposes of this Guaranty be treated as effective or having been given upon actual receipt of delivery or refusal of delivery by the intended recipient, such receipt to be evidenced by either a facsimile confirmation slip, confirmation of deposit of such notice with overnight delivery service, or a return receipt signed on behalf of the recipient.

        After at least ten (10) days prior written notice to Guarantor, Lessor and Lessee may at any time modify, extend, amend or make any other covenants respecting the Lease as may be appropriate, including subleasing and assigning the Lease by Lessee to third parties. Should Guarantor object within such ten
(10) day period and fail to thereafter consent, which consent shall not be unreasonably withheld, to any such modification, extension, amendment, or any other change respecting the Lease, Guarantor shall not be released but shall continue to be fully liable for payment and performance of all liabilities, obligations and duties of Lessee under the Lease as if such modification, extension, amendment or other change had not been made. Should Guarantor fail to object within such ten (10) day period, Guarantor shall not be released, but shall continue to be fully liable for payment and performance of all liabilities, obligations and duties of Lessee under the Lease as modified, extended or amended.

        Guarantor recognizes that the obligations under this Guaranty are absolute and unconditional, and that Lessor and its successors and assigns shall have the right to demand performance from and proceed against Guarantor for the enforcement of the obligations under this Guaranty without the necessity of first proceeding against or demanding performance by Lessee of or with respect to any obligations under the Lease.

        Guarantor's liability shall not be affected by any indulgence, compromise or settlement agreed upon by Lessee and Lessor, bankruptcy or similar proceeding instituted by or against Lessee, or any Lease termination to the extent Lessee continues to be liable; provided, however, Guarantor shall not be bound by any compromise or settlement not entered into a court of competent jurisdiction without at least ten (10) days prior written notice thereof.

        Guarantor acknowledges and agrees that this Guaranty accurately represents and contains the entire agreement between Guarantor and Harbin with respect to the subject matter hereof, that Guarantor is not relying, in the execution of this Guaranty, on any representations (whether written or oral) made by or on behalf of Harbin except as expressly set forth in this Guaranty, and that any and all prior statements and/or representations made by or on behalf of Harbin to Guarantor (whether written or oral) in connection with the subject matter hereof are merged herein. This Guaranty shall not be waived, altered, modified or amended as to any of its terms or provisions except in writing duly signed by Harbin and Guarantor.

          All terms and provisions hereto shall inure to the benefit of the assigns and successors of Harbin and shall be binding upon the successors and assigns of Guarantor; provided, however, the obligations of Guarantor hereunder may not be assigned without the express written permission of Harbin and the Bank which consent may be withheld in their sole discretion, unless such assignment results from the sale of Guarantor to a person or company of relatively equal financial ability to comply with the terms of this Guaranty and such person or company assumes all obligations of Guarantor hereunder. The Guaranty shall be governed by and construed in accordance with the laws of the State of Tennessee.

Dated: May 17, 1994

                                INTELLIGENT ELECTRONICS, INC.

                                BY: /s/ Gregory A. Pratt
                                NAME:   Gregory A. Pratt
                                TITLE:  President and Chief Operating Officer

                                ADDRESS:  411 Eagleview Boulevard
                                          Exton, PA  19341

                       FIRST AMENDMENT TO LEASE AGREEMENT

          This Agreement entered into as of 10th day of October, 1994, by and between HARBIN GROUP, L.P., a Tennessee limited partnership ("Lessor") and RND, Inc., a Colorado corporation ("Lessee").

                                  WITNESSETH:

          WHEREAS, Lessor is the owner of certain real property located in Shelby County, Tennessee, at the northwest intersection of U.S. Highway 78 and Tuggle Road, consisting of approximately 16.74 acres (the "Premises"); and

          WHEREAS, Lessor has leased the Premises to Lessee pursuant to that certain Lease Agreement dated as of the 17th day of May, 1994 (the "Lease"); and

          WHEREAS, Lessee has exercised its expansion option set forth in paragraph 33.B. of the Lease to expand the total building space presently under construction, and has asked for certain non-standard improvements to be added to the building being constructed on the Premises; and

          WHEREAS, Lessor and Lessee have agreed to make certain modifications or amendments to the Lease as hereinafter set forth;

          NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES and of the undertakings and agreements hereinafter set forth, the parties hereto agree as follows:

          1. The total square feet of building space appearing in Section 1 of the Lease is hereby increased by 121,760 square feet (the "Expansion Space") from 365,910 square feet to 487,670 square feet.

          2. In Section 2 of the Lease, the Commencement Date as to any portion of the premises shall be the earlier of (i) the date the Lessee occupies such portion of the premises; or (ii) the first day of the month following the date Lessor delivers a certificate of occupancy for the premises to Lessee and notifies Lessee in writing that Lessor has completed the premises pursuant to the plans and specifications attached to the Lease as Exhibit "B" and generally in conformance with the letter of intent ("Letter of Intent"), as revised, dated February 3, 1994, attached to the Lease as Exhibit "E", subject to subsequent revisions or modifications due to additional improvements, actual project cost or otherwise.

          3. In Section 2 of the Lease where it is provided that Lessor shall pay to Lessee the actual charges incurred by Lessee under that certain Temporary Lease Agreement by and between Belz Enterprises, Inc. and Lessee for the period of occupancy, if any, after March 1, 1995, should Lessor fail to deliver the Premises to Lessee prior to such date, subject to force majeure and tenant delays as provided in the Lease, it is understood and agreed that this provision shall not apply to the expansion, configuration or office space, and shall only apply to the previously requested 300,000 S.F. of wholesale distribution space.

          4. Section 3.A. of the Lease is hereby amended to substitute in place of the rentals listed therein the following yearly and monthly rental amounts:

     Year                     Per Year                           Per Month
     ----                     --------                           ---------
      1                    $1,536,156.00                        $128,013.00
      2                    $1,536,156.00                        $128,013.00
      3                    $1,536,156.00                        $128,013.00
      4                    $1,536,156.00                        $128,013.00
      5                    $1,536,156.00                        $128,013.00
      6                    $1,689.768.00                        $140,814.00
      7                    $1,689.768.00                        $140,814.00
      8                    $1,689.768.00                        $140,814.00
      9                    $1,689.768.00                        $140,814.00
      10                   $1,689.768.00                        $140,814.00

          5. Section 3.B. of the Lease is hereby amended to substitute in place of the monthly rent figure of $113,790.00 the monthly rent figure of $161,936.00, such increase representing the increased monthly rental for an additional five (5) year renewal following the initial term of the Lease.

          6. Section 11.A. of the Lease is hereby amended to substitute in place of the sum of $29.45 per rentable square foot the sum of $31.09 per rentable square foot.

          7. Section 25. of the Lease is hereby deleted in its entirety.

          8. In regard to the completion of the final 84,090 square feet of the Expansion Space, rent shall become payable and begin to accrue upon the earlier to occur of (i) the date Lessee occupies this portion of the Expansion Space, or (ii) May 1, 1995.

          9. The rent payable under the Lease shall be increased by $.04 per square foot for every $100,000.00 on a pro rata basis, of additional improvements requested by Lessee between the date of this Agreement and the issuance of a certificate of occupancy for the Premises.

          10. Except as modified herein, the Lessee shall remain in full force and effect, without default thereunder on the part of either party hereto.

          11. As part of the consideration for Lessee entering into this Agreement, Lessor has agreed to take such steps, and execute such documents as are necessary to qualify for and implement favorable property tax treatment for the Premises (the "Pilot Program") from the Industrial Development Board of Shelby County, Tennessee. In the event Lessor fails to comply with its covenant set forth herein, Lessor shall be responsible for paying any excess taxes on the Premises which arise as a result of Lessor's failure to comply with said covenant, provided such failure or loss of tax savings does not result from Lessee's own actions or negligence, or the actions of any other party besides Lessor or beyond Lessor's control.

          IN WITNESS WHEREOF, Lessor and Lessee acting hereby by duly authorized representatives have caused this Agreement to be executed as of the date first above written.

                                 LESSOR:

                                 HARBIN GROUP, L.P.


                                 BY:  Eagle Development Corporation,
                                      General Partner

                                 BY:  /s/ Leon C. Harbin, III
                                 ----------------------------------------
                                 TITLE:  President

                                 LESSEE:

                                 RND, INC.

                                 BY:  /s/ Gregory A. Pratt
                                 ----------------------------------------
                                 TITLE:  President